EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces Upgrade of Financial Strength Rating

Austin, Texas, June 17, 2009 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today that the Company had received an upgrade of its financial strength rating from A.M. Best Company, a global full-service credit rating organization. The Company’s financial strength rating was increased to “A” (Excellent) from “A-” and its rating outlook was designated as “stable”.

In its news release earlier today, A.M. Best noted that the rating action for National Western reflected its “increasing statutory capital and generally increasing GAAP equity trends, as well as its superior level of risk-adjusted capitalization, which has been further enhanced by its overall profitable operating performance.” Mr. Moody indicated, “The financial strength rating upgrade is a major achievement for National Western, particularly when you consider that the major rating organizations currently maintain an overall ‘negative outlook’ on the life insurance industry. The upgrade action taken by A.M. Best, in the midst of a very challenging economic backdrop, speaks volumes of our Company’s accomplishments, management, and approach to doing business.”

In addition, A.M. Best observed that “the company’s risk-adjusted capitalization has been further enhanced by a conservative investment portfolio that has, thus far, avoided significant realized and unrealized investment losses and has limited exposure to many of the higher risk asset classes.” Mr. Moody noted that the Company’s Board of Directors has established sound investment guidelines within which the company’s management operates and conducts its affairs. “I cannot say enough about the outstanding job our internal investment managers have done in managing the Company’s investment portfolio and substantially avoiding the pitfalls that have beleaguered other companies in our industry,” Mr. Moody stated.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 9,700 contracted independent agents, brokers and consultants, and at March 31, 2009, maintained total assets of $6.9 billion, stockholders' equity of $1.0 billion, and life insurance in force of $18.7 billion.

News release contact:

Brian M. Pribyl
Senior Vice President, Chief Financial Officer
512-836-1010